Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
MERCANTILE BANK CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2008 RESULTS
Grand Rapids, MI — January 14, 2009 — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile” or the “Company”) reported fourth quarter 2008 net income of $0.3 million, or $0.04 per diluted share, compared with net income of $0.1 million, or $0.01 per diluted share, for the fourth quarter of 2007. For the twelve months ended December 31, 2008, Mercantile reported a net loss of $5.0 million, or $0.59 per diluted share, compared with net income of $9.0 million, or $1.06 per diluted share, for the 2007 12-month period. Mercantile’s 2008 performance has been impacted primarily by a lower average net interest margin relative to 2007 due to declining interest rates, and a higher provision for loan and lease losses taken in response to deteriorating asset quality.
Mercantile returned to profitability for the second half of 2008. The net interest margin expanded during the most recent two quarters from its second quarter low point, and the provision for loan and lease losses declined from that recorded during the first six months as fewer new problem assets were identified. Loans outstanding rose modestly year over year.
Michael Price, Chairman and CEO of Mercantile Bank Corporation, stated, “Credit quality still remains our major concern and we continue to be relentlessly vigilant in the identification and management of problem assets. We began actively working with our borrowers as soon as our local economy began to show signs of weakness — over six quarters ago — and by now, we have developed a constructive dialogue with the majority of our borrowers, which has strengthened our relationships and enhanced our ability to resolve complex issues. Although nonaccrual loans increased this quarter, the vast majority of these loans had been previously identified and workout plans were already in place with actions taken to minimize losses.
“It took several quarters for our fixed rate liabilities to reprice downward and catch up with our more interest-sensitive loan portfolio. Our net interest margin bottomed-out in the second quarter of 2008, and has since expanded in each of the two successive quarters. We anticipate quarterly margin improvement well into 2009 as we continue to reprice maturing deposits at lower interest rates. Our loan yields have also recently stabilized — despite falling interest rates — as a result of several pricing initiatives we implemented over the past year. Lastly, we are particularly pleased that we appear to have settled into a period of more rational lending practices within our markets, enabling us to structure and price our loans to more closely reflect market risks. This too should have a positive impact on our earnings performance in future periods.”
Operating Results
Total revenue for 2008, consisting of net interest income and noninterest income, was $53.5 million, a decline of 12.9 percent from the $61.4 million reported for 2007. Net interest income was $46.2 million in 2008 compared to $55.6 million for 2007; the $9.3 million, or 16.8 percent, decline resulted primarily from a 57 basis point, or 19.9 percent, decrease in the net interest margin, from 2.87 percent for 2007 to 2.30 percent for 2008, partially offset by a $79.3 million, or 4.0 percent, increase in average earning assets year over year.
Fourth quarter 2008 net interest income was $12.5 million, a decline of $0.6 million, or 4.4 percent, from the $13.1 million generated in the year-ago fourth quarter. The net interest margin declined from 2.64 percent for the 2007 fourth quarter to 2.40 percent in the current-year fourth quarter, down 24 basis points, or 9.1 percent, while average earning assets increased $109.6 million (up 5.5 percent) quarter over quarter. Mr. Price added that the year-over-year results mask the progress Mercantile has made since mid-year. “Since the end of the second quarter, we increased net interest income by $1.9 million from a combination of margin expansion and earning asset growth.”
For 2008, noninterest income was $7.3 million, up $1.4 million, or 24.1 percent, from the $5.9 million generated in 2007, primarily from increased service charges on deposit accounts, bank-owned life insurance income, and mortgage banking income. Mercantile’s quarterly noninterest income remained stable at approximately $1.8 million; this represented an increase of approximately $0.3 million from fourth quarter 2007 noninterest income of $1.5 million.
The provision for loan and lease losses totaled $21.2 million for 2008, of which $4.0 million was recorded in the fourth quarter. The 2007 provision expense, by comparison, was $11.1 million, including $4.9 million in the 2007 fourth quarter. The larger 2008 provision expense primarily reflects a higher level of net loan and lease charge-offs and increased reserve levels to provide for potential future losses in the existing loan and lease portfolio. The allowance for loan and lease losses was 1.46 percent of total loans and leases as of December 31, 2008 compared to 1.58 percent at September 30, 2008, and 1.43 percent at December 31, 2007.

For 2008, noninterest expense totaled $42.1 million, up $3.8 million, or 9.8 percent, from the $38.4 million reported for 2007. Included in 2007 salary and benefit costs was a one-time $1.2 million expense associated with the financial retirement package for the former chairman and chief executive officer. A majority of the 2008 growth in noninterest expense relates to costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs, and write-downs on foreclosed properties, and increased FDIC insurance premium assessments. Noninterest expense for the fourth quarter of 2008 was $10.5 million, an increase of $0.5 million, or 5.0 percent, over the prior-year fourth quarter. Costs related to problem assets totaled $3.3 million during 2008, including $0.9 million expensed during the fourth quarter of 2008. By comparison, these costs totaled $1.1 million during 2007, of which $0.5 million was recognized in the fourth quarter. Write-downs on foreclosed properties accounted for $1.4 million of the $3.3 million in costs related to problem assets incurred in 2008.
Balance Sheet
Total assets were $2.21 billion as of December 31, 2008, an increase of $86.6 million, or 4.1 percent, since December 31, 2007. Total loans and leases were $1.86 billion, up $57.0 million, or 3.2 percent, over the past twelve months. Approximately 72 percent of Mercantile’s loan portfolio is secured by real estate, with commercial real estate (CRE) loans and construction and land development (C&D) loans accounting for 50.0 percent and 14.2 percent, respectively, of total loans and leases. Deposits totaled $1.60 billion as of December 31, 2008, up $8.4 million, or 0.5 percent, from year-end 2007. Asset growth was primarily funded by Federal Home Loan Bank advances, which increased $90.0 million over the past twelve months.
Asset Quality
Mr. Price continued, “The prolonged decline of our real estate markets has been exacerbated by recent crises in the financial markets and their spreading recessionary impact on major industries. Certainly our borrowers have become increasingly stressed. Weakness is spreading to the commercial real estate sector and to those businesses affected by uncertainties in the auto industry. Nevertheless, we are identifying fewer watch list credits, and we are able to dispose of foreclosed real estate expeditiously once we gain control of the assets. We pursue every opportunity to mitigate risk with existing borrowers, but at the same time, we continue to book new loans, albeit with an increasingly conservative posture.”
At December 31, 2008, nonperforming assets totaled $57.4 million, or 2.60 percent of total assets, up from $47.8 million (2.17 percent of total assets) at September 30, 2008 and $35.7 million (1.68 percent of total assets) at December 31, 2007. Approximately 23 percent of nonperforming loans were contractually current on payments as of December 31, 2008. The net increase in nonperforming assets during the fourth quarter of 2008 was $9.6 million, reflecting the addition of $20.0 million of new nonperforming loans, less the return of loans to accruing status, loan paydowns, sales of foreclosed real estate and write-downs of foreclosed properties totaling $4.0 million, and net loan and lease charge-offs of $6.4 million.

Nonperforming CRE loans and foreclosed real estate totaled $22.8 million as of December 31, 2008, compared to $22.0 million as of September 30, 2008. In addition, $5.1 million of commercial and industrial loans were classified as nonperforming. Nonperforming residential C&D loans and foreclosed real estate totaled $25.3 million. In addition, Mercantile has $4.2 million of nonperforming loans secured by, and foreclosed properties consisting of, 1-4 family residential properties at December 31, 2008. At September 30, 2008, the levels were $15.9 million and $5.2 million, respectively.
For the twelve months of 2008, net loan and lease charge-offs totaled $19.9 million, or 1.09 percent of average total loans and leases, compared with $6.7 million, or 0.38 percent, for 2007. For the fourth quarter, net loan and lease charge-offs were $6.4 million, or an annualized 1.37 percent of average total loans and leases, up from $4.3 million, or 0.91 percent, for the preceding quarter. Net loan and lease charge-offs associated with commercial-related loans and residential-related loans were $13.8 million and $6.1 million, respectively, during fiscal year 2008, and $3.9 million and $2.5 million, respectively, for the fourth quarter of 2008. Of the $6.6 million in gross loan and lease charge-offs during the fourth quarter, approximately $2.4 million, or 37 percent, reflect the charge-off of specific reserves that were created through provisions for loan and lease losses in prior quarters.
Capital Position
Shareholders’ equity totaled $174.4 million at December 31, 2008, a decline of $3.8 million, or 2.1 percent, from the level of equity at December 31, 2007. Total shares outstanding at year-end 2008 were 8,593,304. The Bank remains “well-capitalized” under regulatory capital requirements, with a total risk-based capital ratio of 10.8 percent as of December 31, 2008. The Bank’s total regulatory capital equaled $226.0 million at December 31, 2008, approximately $16.7 million in excess of the minimum amount required to be categorized as “well-capitalized”.
In conclusion, Mr. Price commented, “Where Michigan and the automobile industry once stood alone as harbingers of an economic decline, the downturn has now spread to all corners of our national economy. While we realize that further deterioration is likely to occur in the months ahead, we remain cautiously optimistic that our loan administration policies and practices will help to moderate the economy’s impact on our financial results.”
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, Ann Arbor and Oakland County, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties.

Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
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Mercantile Bank Corporation
Fourth Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2008	2007	2006
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$16,754,000	$29,138,000	$51,098,000
Short-term investments	100,000	292,000	282,000
Federal funds sold	8,950,000	0	0

Total cash and cash equivalents	25,804,000	29,430,000	51,380,000

Securities available for sale	162,669,000	136,673,000	130,967,000
Securities held to maturity	64,437,000	65,330,000	63,943,000
Federal Home Loan Bank stock	15,681,000	9,733,000	7,509,000

Loans and leases	1,856,915,000	1,799,880,000	1,745,478,000
Allowance for loan and lease losses	(27,108,000)	(25,814,000)	(21,411,000)

Loans and leases, net	1,829,807,000	1,774,066,000	1,724,067,000

Premises and equipment, net	32,334,000	34,351,000	33,539,000
Bank owned life insurance policies	42,462,000	39,118,000	30,858,000
Accrued interest receivable	8,513,000	9,957,000	10,287,000
Other assets	26,303,000	22,745,000	14,718,000

Total assets	$2,208,010,000	$2,121,403,000	$2,067,268,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$110,712,000	$133,056,000	$133,197,000
Interest-bearing	1,488,863,000	1,458,125,000	1,513,706,000

Total deposits	1,599,575,000	1,591,181,000	1,646,903,000

Securities sold under agreements to repurchase	94,413,000	97,465,000	85,472,000
Federal funds purchased	0	13,800,000	9,800,000
Federal Home Loan Bank advances	270,000,000	180,000,000	95,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	19,528,000	4,013,000	3,316,000
Accrued interest and other liabilities	17,132,000	23,799,000	21,872,000

Total liabilities	2,033,638,000	1,943,248,000	1,895,353,000

SHAREHOLDERS’ EQUITY
Common stock	172,353,000	172,938,000	161,223,000
Retained earnings (deficit)	(1,281,000)	4,948,000	11,794,000
Accumulated other comprehensive income (loss)	3,300,000	269,000	(1,102,000)

Total shareholders’ equity	174,372,000	178,155,000	171,915,000

Total liabilities and shareholders’ equity	$2,208,010,000	$2,121,403,000	$2,067,268,000

Mercantile Bank Corporation
Fourth Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

INTEREST INCOME
Loans and leases, including fees	$27,306,000	$32,674,000	$110,013,000	$133,685,000
Investment securities	2,781,000	2,535,000	10,848,000	10,056,000
Federal funds sold	47,000	77,000	204,000	420,000
Short-term investments	0	7,000	7,000	20,000

Total interest income	30,134,000	35,293,000	121,072,000	144,181,000

INTEREST EXPENSE
Deposits	13,668,000	18,860,000	59,812,000	76,221,000
Short term borrowings	515,000	896,000	2,021,000	3,493,000
Federal Home Loan Bank advances	2,720,000	1,756,000	10,554,000	6,100,000
Long term borrowings	726,000	707,000	2,476,000	2,810,000

Total interest expense	17,629,000	22,219,000	74,863,000	88,624,000

Net interest income	12,505,000	13,074,000	46,209,000	55,557,000

Provision for loan and lease losses	4,000,000	4,900,000	21,200,000	11,070,000

Net interest income after provision for loan and lease losses	8,505,000	8,174,000	25,009,000	44,487,000

NONINTEREST INCOME
Service charges on accounts	522,000	425,000	1,994,000	1,610,000
Other income	1,296,000	1,109,000	5,288,000	4,260,000

Total noninterest income	1,818,000	1,534,000	7,282,000	5,870,000

NONINTEREST EXPENSE
Salaries and benefits	5,462,000	5,546,000	22,493,000	22,876,000
Occupancy	927,000	837,000	3,826,000	3,300,000
Furniture and equipment	478,000	540,000	1,980,000	2,063,000
Other expense	3,639,000	3,085,000	13,827,000	10,117,000

Total noninterest expense	10,506,000	10,008,000	42,126,000	38,356,000

Income (loss) before federal income tax expense (benefit)	(183,000)	(300,000)	(9,835,000)	12,001,000

Federal income tax expense (benefit)	(496,000)	(395,000)	(4,876,000)	3,035,000

Net income (loss)	$313,000	$95,000	$(4,959,000)	$8,966,000

Basic earnings (loss) per share	$0.04	$0.01	($0.59)	$1.06

Diluted earnings (loss) per share	$0.04	$0.01	($0.59)	$1.06

Average basic shares outstanding	8,475,991	8,462,260	8,470,721	8,453,483

Average diluted shares outstanding	8,532,153	8,485,035	8,470,721	8,497,509

Mercantile Bank Corporation
Fourth Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2008	2008	2008	2008	2007
(dollars in thousands except per share data)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2008	2007

EARNINGS
Net interest income	$12,505	11,728	10,592	11,383	13,074	46,209	55,557
Provision for loan and lease losses	$4,000	1,900	6,200	9,100	4,900	21,200	11,070
Noninterest income	$1,818	1,817	1,758	1,890	1,534	7,282	5,870
Noninterest expense	$10,506	10,513	10,777	10,329	10,008	42,126	38,356
Net income (loss)	$313	1,079	(2,612)	(3,738)	95	(4,959)	8,966
Basic earnings (loss) per share	$0.04	0.13	(0.31)	(0.44)	0.01	(0.59)	1.06
Diluted earnings (loss) per share	$0.04	0.13	(0.31)	(0.44)	0.01	(0.59)	1.06
Average basic shares outstanding	8,475,991	8,472,569	8,469,097	8,465,148	8,462,260	8,470,721	8,453,483
Average diluted shares outstanding	8,532,153	8,530,347	8,469,097	8,465,148	8,485,035	8,470,721	8,497,509

PERFORMANCE RATIOS
Return on average assets	0.06%	0.20%	(0.49%)	(0.71%)	0.02%	(0.23%)	0.43%
Return on average common equity	0.72%	2.53%	(6.09%)	(8.44%)	0.21%	(2.87%)	5.10%
Net interest margin (fully tax-equivalent)	2.40%	2.30%	2.15%	2.33%	2.64%	2.30%	2.87%
Efficiency ratio	73.35%	77.62%	87.26%	77.82%	68.51%	78.75%	62.44%
Full-time equivalent employees	303	307	318	317	306	303	306

CAPITAL
Period-ending equity to assets	7.90%	7.76%	7.75%	8.24%	8.40%	7.90%	8.40%
Tier 1 leverage capital ratio	9.17%	9.34%	9.50%	9.69%	9.97%	9.17%	9.97%
Tier 1 risk-based capital ratio	9.68%	9.61%	9.71%	10.05%	10.14%	9.68%	10.14%
Total risk-based capital ratio	10.93%	10.86%	10.96%	11.33%	11.39%	10.93%	11.39%
Book value per share	$20.29	20.08	19.66	20.43	20.89	20.29	20.89
Cash dividend per share	$0.04	0.04	0.08	0.15	0.14	0.31	0.55

ASSET QUALITY
Gross loan charge-offs	$6,564	4,462	4,431	5,137	3,988	20,594	7,275
Net loan charge-offs	$6,403	4,271	4,275	4,957	3,943	19,906	6,667
Net loan charge-offs to average loans	1.37%	0.91%	0.95%	1.11%	0.87%	1.09%	0.38%
Allowance for loan and lease losses	$27,108	29,511	31,881	29,957	25,814	27,108	25,814
Allowance for losses to total loans	1.46%	1.58%	1.73%	1.67%	1.43%	1.46%	1.43%
Nonperforming loans	$49,303	42,047	43,297	35,259	29,809	49,303	29,809
Other real estate and repossessed assets	$8,118	5,743	3,322	5,371	5,895	8,118	5,895
Nonperforming assets to total assets	2.60%	2.17%	2.16%	1.92%	1.68%	2.60%	1.68%

END OF PERIOD BALANCES
Loans and leases	$1,856,915	1,870,799	1,840,793	1,794,310	1,799,880	1,856,915	1,799,880
Total earning assets (before allowance)	$2,108,752	2,099,408	2,048,703	2,006,373	2,011,908	2,108,752	2,011,908
Total assets	$2,208,010	2,207,359	2,163,354	2,115,948	2,121,403	2,208,010	2,121,403
Deposits	$1,599,575	1,575,713	1,544,704	1,554,750	1,591,181	1,599,575	1,591,181
Shareholders’ equity	$174,372	171,348	167,713	174,295	178,155	174,372	178,155

AVERAGE BALANCES
Loans and leases	$1,858,701	1,852,848	1,812,898	1,793,726	1,791,510	1,829,686	1,765,465
Total earning assets (before allowance)	$2,116,540	2,073,787	2,029,494	2,015,210	2,006,940	2,058,957	1,979,625
Total assets	$2,214,412	2,172,859	2,125,731	2,115,468	2,104,212	2,157,322	2,083,846
Deposits	$1,588,615	1,550,544	1,531,853	1,578,545	1,618,825	1,562,429	1,635,289
Shareholders’ equity	$172,374	169,241	171,902	177,632	178,583	172,777	175,898